Exhibit 99.1

B2 Digital Sets Company Records, Entertains Crowds at Action Packed B2FS 167, 168, and 169

TAMPA, FL, July 13, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is pleased to update shareholders as the Company continues to harness tremendous momentum, putting on some of the biggest and best live MMA events in Company history over the past few weeks at B2FS 167, B2FS 168, and B2FS 169.

B2FS 167 and B2FS 168 – on June 24 and June 25, respectively – both took place at the Kentucky International Convention Center in Louisville, Kentucky, during a single weekend, which ended up being the largest and most successful single weekend in Company history.

B2 Fighting Series official Matchmaker, Brandon ‘Hardrock’ Higdon, stated, “Our June weekend in Louisville KY was the biggest weekend of fights in B2 history. We saw 26 fights over 2 nights, with a sold out crowd each night. And they witnessed an extremely entertaining display of skill and drama in the cage. New champs were crowned, and new stars were born. We got to see UFC vet Dom Steele nail down his second straight victory in his quest to get back to the Big Show. We also saw Perry Stargel notch his 5th consecutive pro victory – if that guy wasn’t on the radar for the Big Show, he certainly is now. If you had any doubt about whether or not the B2 Fighting Series is the premier development league in MMA, our weekend in Louisville should be all the proof you ever need!”

Two weeks later, the B2 Fighting Series rolled into Sioux City, Iowa, for B2FS 169, which took place on Saturday, July 9, at the Sioux City Downtown Convention Center. The event featured 3 professional MMA bouts, 4 amateur MMA bouts (including a title fight), and 3 grappling matchups.

Higdon continued, “B2FS 169 showcased excellent performances from some up-and-coming stars on the rise, like Damen Moyer, who remained undefeated after a 2nd round submission. This kid has a big future in this sport and all of his fights have been in the B2 cage. Two of the top 145-pound amateurs in the country also squared off on Saturday in a title fight. Jeremy Henry took the belt to inch closer to the launch of his career as a pro. The pro card didn’t disappoint either, as Bellator vet Jeff Nielsen edged a very close decision win against Jackson Wink Academy’s Tre’von Jackson, Shaine Moffitt snatched his 7th pro victory with a 3rd round stoppage over Joshua Oxendine, and Jackson Wink Academy’s Aaron Mitchell moved to 11-4 with a big win over Chance Beck.”

“Taken together, our past two event weekends represent a record-breaking stretch that demonstrates our brand momentum and our leadership position in the MMA development league space,” commented Greg P. Bell, Chairman and CEO of B2 Digital. “Kentucky was a true breakthrough success and featured some high-profile battles that left the crowd in awe. B2FS 169 this past weekend was nonstop action right from the opening bell, literally. The first fight of the night ended in an unforgettable highlight reel knockout that can’t be described in words – you will just have to catch it when the event premiers on FITE this Wednesday. And the night just went uphill from there.”

About B2Digital Inc.

B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

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For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:

Twitter: @B2digitalOTC

Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

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